Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of February 19, 2018 between The Middleby Corporation, a Delaware corporation (the “Company”), Middleby Marshall Inc., a Delaware corporation (“MMI,” and collectively with the Company, the “Employer”) and Selim A. Bassoul (“Employee”).

WHEREAS, the Employer is a party to an employment agreement with Employee dated January 25, 2013 (the “Agreement”), the term of which was scheduled to end on December 31, 2017;

WHEREAS, the Employer desires to continue and extend the term of employment of Employee as President and Chief Executive Officer of the Company and MMI, and Employee desires to continue to serve the Employer in his present capacities;

WHEREAS, the Employer and Employee wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, Employee’s employment by the Employer, the compensation to be paid Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Employer and Employee hereby agree as follows:

1.                                      Effective as of December 31, 2017, Section 2 of the Agreement (“Term”) is amended in its entirety to read as follows:

“The employment of Employee by the Employer under this Agreement as provided in Section 1 shall be extended and shall be for a period commencing at the end of the calendar day on December 31, 2017 (such that January 1, 2018 shall be the “Effective Date”) and ending at the end of the calendar day on December 31, 2020, unless sooner terminated as hereinafter provided.”

2.                                      Effective as of the Effective Date, Section 4(a) of the Agreement (“Base Salary”) is hereby amended by removing the term “One Million Dollars” and replacing it with the term “One Million, Five Hundred Thousand Dollars.”

3.                                      Effective as of the Effective Date, Section 5(a) of the Agreement is hereby amended to add a new sentence at the end thereof to read as follows:

Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined in the Value Creation Incentive Plan), (i) the provisions of Section 9 of the Value Creation Incentive Plan shall apply with respect to Employee’s entitlement to incentive compensation with respect to the then current Performance Period (as defined in the Value Creation Incentive Plan) and any completed Performance Periods at the time of the Change of Control and (ii) the Compensation Committee of the Board of Directors of the Company may in its

sole discretion determine that the amount of incentive compensation to be paid under the Value Creation Incentive Plan shall be in respect of the full Performance Period for the year of the Change of Control.

4.                                      Effective as of the Effective Date, the Agreement is hereby amended to replace the definition of the term “Retirement Salary,” which first appears in Section 6(a) of the Agreement (“Retirement Benefits”), with the following definition:

For purposes of this Agreement, the term “Retirement Salary” shall mean One Million Dollars.

5.                                      Effective as of the Effective Date, a new Section 18 (“Indemnification”) is hereby added to the Agreement, to read as follows:

18.                               Indemnification.  In his capacity as a director, manager, officer, or employee of the Employer or serving or having served any other entity as a director, manager, officer, or employee at the Employer’s request, Employee shall be indemnified and held harmless by the Employer to the fullest extent allowed by law from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Employee may be involved, or threatened to be involved, as a party or otherwise by reason of Employee’s status, which relate to or arise out of the Employer, their assets, business or affairs. The Company shall advance all expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 18, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses.  Employee shall be entitled to coverage under the Employer’s or the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Employer.  After Employee is no longer employed by the Employer, the Employer shall keep in effect the provisions of this Section 18, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Employee.  Notwithstanding anything herein to the contrary, the provisions of this Section 18 shall survive the termination of this Agreement for any reason and the expiration of the term of this Agreement.

6.                                      Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

7.                                      This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

THE MIDDLEBY CORPORATION

By:	/s/ John R. Miller III
John R. Miller III
Chairman, The Middleby Corporation
Compensation Committee

MIDDLEBY MARSHALL INC.

By:	/s/ John R. Miller III
John R. Miller III
Chairman, The Middleby Corporation
Compensation Committee

EMPLOYEE

By:	/s/ Selim A. Bassoul
Selim A. Bassoul